                         [DELOITTE & TOUCHE LETTERHEAD]








                      Halle, March 12, 1999



















                      MITTELDEUTSCHE BRAUN-
                      KOHLENGESELLSCHAFT MBH,
                      THEISSEN


                      Report on the audit of the financial
                      statement for the years ended
                      December 31, 1998, 1997 and 1996
                      in accordance with German GAAP and
                      on the audit of the respective U.S. GAAP reconciliations

                         [DELOITTE & TOUCHE LETTERHEAD]



                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                               PAGE


Report of Independent Auditors                                                                   1



Consolidated Financial Statements


         Consolidated Statements of Operations for the years
         ended December 31, 1998, 1997, 1996                                                     2


         Consolidated Balance Sheets at December 31, 1998, 1997                                  3


         Consolidated Statements of Cash Flows for the years ended
         December 31, 1998, 1997, 1996                                                           4


         Consolidated Statements of Shareholders' Equity for the years
         ended December 31, 1998, 1997, 1996                                                     5


         Notes to Consolidated Financial Statements                                              6

                         [DELOITTE & TOUCHE LETTERHEAD]



REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
MIBRAG mbH
Theissen, Germany

We have audited the accompanying consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH and its subsidiaries (MIBRAG or Group) as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIBRAG as of December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for each of the years in the three-year period ended December 31, 1998 and shareholders' equity as of December 31, 1998 and 1997 to the extent summarized in Note C to the consolidated financial statements.




    [SIG]
Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft

Halle, Germany
March 15, 1999

                  MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS DM)



                                                                YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------------------

                                                      1998                1997               1996
                                                  --------------     ---------------     --------------
Sales revenue                                           470,411             533,025            621,439
Changes in inventories                                    5,073              23,826             -3,719
Capitalized own services                                 16,002              11,046              4,249
Other operating income                                   66,785              49,520             84,904

                                                  --------------     ---------------     --------------

TOTAL PERFORMANCE                                       558,271             617,417            706,873
                                                  --------------     ---------------     --------------


Cost of materials                                       108,866             125,266            138,468
Personnel expenses                                      209,997             227,632            249,437
Depreciation on intangible
   and tangible fixed assets                            148,413             166,949            201,362
Other operating expenses                                147,131             169,557            264,998

                                                  --------------     ---------------     --------------

TOTAL OPERATING EXPENSES                                614,407             689,404            854,265
                                                  --------------     ---------------     --------------

OPERATING RESULT                                        -56,136             -71,987           -147,392
                                                  --------------     ---------------     --------------

Income from associated company
   and from companies in which
   participations are held                                3,384              10,046              5,224
Income from financial assets                              6,339               8,392              7,035
Depreciation on financial assets
   and short term investments                              -195                   -                  -
Interest expense (income) net                           -10,771              -1,405              3,906
                                                  --------------     ---------------     --------------

NET LOSS FROM ORDINARY ACTIVITIES                       -57,379             -54,954           -131,227
                                                  --------------     ---------------     --------------

Property and other taxes                                  2,086               1,086                825
                                                  --------------     ---------------     --------------

NET LOSS                                                -59,465             -56,040           -132,052
                                                  ==============     ===============     ==============



          See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                          CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS DM)

                                                                                           AT DECEMBER  31,
                                                                          -------------------------------------------------------


                                                                             Note              1998              1997
                                                                          ------------    -------------      -----------
         ASSETS
         NON-CURRENT ASSETS

         Intangible assets
         Concessions, trade marks, patents and licenses                       B, E           19,896             20,722

         Property, plant and equipment
         1. Land                                                              B, E           73,886             67,837
         2. Buildings                                                         B, E          113,971            104,676
         3. Strip mines                                                       B, E           81,549             47,154
         4. Technical equipment and machinery                                 B, E          327,124            289,378
         5. Factory and office equipment                                      B, E           37,324             38,974
         6. Payments on account and assets under construction                               102,378             96,734
                                                                                        -------------       ------------
                                                                                            736,232            644,753
         Financial assets
         1. Participations (including associated company)                     B, F           26,201             26,276
         2. Loans granted to participation                                    B, G           15,400             16,133
         3. Long-term investments                                             B, H                -             20,010
         4. Other loans                                                       B, I           75,700             80,400
                                                                                        ------------        -----------
                                                                                            117,301            142,819

         TOTAL NON-CURRENT ASSETS                                                           873,429            808,294
                                                                                            -------            -------

         Overburden                                                           B, J          298,938            327,001
         ----------

         CURRENT ASSETS
         Inventories
         1. Raw materials and supplies                                        B               8,041             10,105
         2. Finished and trade goods                                          B               1,816              3,743
                                                                                        ------------        -----------

                                                                                              9,857             13,848
         Receivables and other assets
         1. Trade receivables                                                 B, K           67,490             72,994
         2. Receivables from enterprises in which
            participations are held                                           B               2,997              4,669
         3. Other assets                                                      B              39,331             38,589

                                                                                         ------------        -----------
                                                                                            109,818            116,252
         Investments
         Other investments                                                    B, L          245,813            218,550

         Cash                                                                 B              40,023            103,579
         ----

         TOTAL CURRENT ASSETS                                                               405,511            452,229
                                                                                            -------            -------

         Prepaid expenses                                                     B               6,642              6,781
         ----------------

                                                                                        ------------        -----------

         TOTAL ASSETS                                                                     1,584,520          1,594,305
                                                                                        ============        ===========




                                                                                           AT DECEMBER 31,
                                                                       --------------------------------------------

                                                                            Note           1998            1997
                                                                       ------------   -------------    ------------
SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY

Subscribed capital                                                                         60,000           60,000
------------------

Capital reserve                                                                           631,346          689,649
---------------

Balance sheet profit DM 5,000,000 each year                                                    50               50
-------------------------------------------
thereof distributed:  DM 4,950,000 in 1998 and 1997;

Minority interest                                                                         -83,516          -63,213

TOTAL SHAREHOLDERS' EQUITY                                                                607,880          686,486
                                                                                          -------          -------


Special item for investment subsidies and incentives                          B            40,691           45,115
----------------------------------------------------


Provisions
----------
1. Accruals for pensions and similar obligations                              M             9,714            5,277
2. Taxation accruals                                                          N             3,936            2,761
3. Environmental ("Altlasten") and mining provisions                          B, O        334,872          378,836
4. Other accruals                                                             P            46,973           38,912
                                                                                         ---------     ------------
                                                                                          395,495          425,786

Liabilities
-----------
1. Liabilities to banks                                                       B, Q, R     445,958          345,277
2. Trade payables                                                             B, Q, R      51,501           42,499
3. Payables to companies in which
    participations are held                                                   B, R          2,843            1,984
4. Other payables                                                             B, Q, R      40,144           47,142
                                                                                         ---------      ------------
                                                                                          540,446          436,902

Deferred income                                                                                 8               16
---------------







                                                                                   ---------------     ------------
                                                                                         1,584,520        1,594,305
                                                                                   ===============     ============

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES





          See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (IN THOUSANDS DM)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------

                                                                                1998           1997         1996
                                                                               ------         ------        ------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year                                                          -59,464        -56,040     -132,052
Adjustments to reconcile net loss to net cash provided by
      operating activities:
      Depreciation and amortization intangible and tangible assets             148,413        166,949      201,362
      Planned release of the special item for investment subsidies
        and incentives                                                          -4,423        -10,439       -8,979
      Loss on disposal of non-current assets                                     1,075            770        1,997
      Change in assets and liabilities:
          Overburden                                                            -7,000        -22,090        3,488
          Inventories                                                            3,991         -3,483       -1,186
          Receivables and other assets                                           6,434         26,389        8,209
          Accruals                                                             -30,291        -11,640         -612
          Liabilities                                                           -7,608        -37,009      -28,563
          Other prepaid and deferred items                                         133           -239          -78
                                                                              ---------    -----------   ----------


CASH PROVIDED BY OPERATING ACTIVITIES                                           51,260         53,168       43,586
                                                                              ---------    -----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                                          -198,566       -148,512     -192,313
Additions to the special item for investment subsidies and
      incentives                                                                     -         10,540       13,499
Proceeds from disposal of long-term investments and other non-
current assets
                                                                                30,254         41,668       12,451
Increase in long-term and other investments                                    -27,263        -28,272     -230,549
                                                                              ---------    -----------   ----------

CASH USED FOR INVESTING ACTIVITIES                                            -195,575       -124,576     -396,912
                                                                              ---------    -----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in equity:
      Distributions                                                             -4,950         -4,950       -5,000
      Withdrawal by MI KG investors                                            -14,191        -23,775      -18,259
      MI KG Investors capital contribution                                           -              -       43,674
      Capital contribution                                                           -             50       15,942
Increase in loans                                                              121,249         34,523      110,792
Redemption of loans                                                            -21,348        -14,552      -16,018
                                                                              ---------    -----------   ----------

CASH USED FOR/PROVIDED BY FINANCING ACTIVITIES                                  80,760         -8,704      131,131
                                                                              ---------    -----------   ----------

NET DECREASE IN CASH                                                           -63,555        -80,112     -222,195
CASH AT BEGINNING OF YEAR                                                      103,578        183,690      405,885
                                                                              ---------    -----------   ----------

CASH AT YEAR-END                                                                40,023        103,578      183,690
                                                                              =========    ===========   ==========






          See accompanying Notes to Consolidated Financial Statements

                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS DM)


                                                     Subscribed     Capital        Balance        Minority
                                                     Capital        reserve     sheetprofit       interest         Total
                                                     ----------   ------------ --------------   ------------   -----------

BALANCE AS OF JANUARY 1, 1996                         60,000        778,170              -        28,726          866,896

Net loss 1996                                                                      -58,904       -73,148         -132,052
Transfer from capital reserve                                       -63,904         63,904                              0
Distributions                                                                       -5,000                         -5,000
Contributions by minority shareholders                                                            43,674           43,674
Withdrawals by minority shareholders                                                             -18,259          -18,259
Capital contribution - settlement
agreement                                                            15,942                                        15,942

                                                 ------------      ---------     ----------      --------      -----------
BALANCE AS OF DECEMBER 31, 1996                       60,000        730,208              -       -19,007          771,201
                                                 ============      =========     ==========      ========      ==========


Net loss 1997                                                                      -35,609       -20,431          -56,040
Transfer from capital reserve                                       -40,609         40,609                              0
Distributions                                                                       -4,950                         -4,950
Contributions                                                            50                                            50
Withdrawals by minority shareholders                                                             -23,775          -23,775

                                                 ------------      ---------     ----------      --------      ----------
BALANCE AS OF DECEMBER 31, 1997                       60,000        689,649             50       -63,213          686,486
                                                 ============      =========     ==========      ========      ==========


Net loss 1998                                                                      -53,353        -6,112          -59,465
Transfer from capital reserve                                       -58,303         58,303                              0
Distributions                                                                       -4,950                         -4,950
Withdrawals by minority shareholders                                                             -14,191          -14,191

                                                 ------------      ---------     ----------      --------      ----------
BALANCE AS OF DECEMBER 31, 1998                       60,000        631,346             50       -83,516          607,880
                                                 ============      =========     ==========      ========      ==========





          See accompanying Notes to Consolidated Financial Statements

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE A    ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: Mitteldeutsche Braunkohlengesellschaft mbH ("MIBRAG" or "MIBRAG mbH") was created from split-up of MIBRAG AG, previously owned by the Treuhandanstalt (the German government privatization agency), into three separate entities. Effective January 1, 1994 a consortium comprised of NRG Energy, Inc., Morrison Knudsen Corporation, and PowerGen plc. jointly acquired 99 % of the active mining, power generation and related assets and liabilities from the Treuhandanstalt through its Dutch holding company, MIBRAG B.V.. The remaining 1 % was transferred on December 18, 1996 from the German government privatization agency to Lambique Beheer B.V., Amsterdam, a subsidiary of NRG Energy, Inc., Morrison Knudsen B.V., Amsterdam, and PowerGen Netherlands B.V., Amsterdam in equal portions (1/3 %) for each partner.

NATURE OF BUSINESS: The operations of MIBRAG mbH include two open-cast brown coal mines in Profen and Schleenhain, a lease on a third mine in Zwenkau, and rights to future mining reserves. The operations also include over 200 MW of power generation and one coal briquetting plant. A significant portion of the sales of MIBRAG is made pursuant to long-term coal and energy supply contracts.


NOTE B    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Mitteldeutsche Braunkohlengesellschaft mbH and subsidiaries have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America ("U.S. GAAP"). Application of U.S. GAAP would have affected the results of operations for each of the years in the three-year period ended December 31, 1998 and stockholders' equity as of December 31, 1998 and 1997 to the extent summarized in note C to the consolidated financial statements. All amounts herein are shown in thousands of Deutsche Mark ("DM") unless otherwise noted.

PRINCIPLES OF CONSOLIDATION: All material companies in which MIBRAG has legal or effective control are fully consolidated. In 1998, MIBRAG consolidated 5 (1997:
5, 1996: 5) domestic subsidiaries.

One significant investment, MUEG, in which MIBRAG has an ownership interest of 50 % is accounted for in accordance with the equity method. This investment is referred to as an associated company in these financial statements.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


All other investments are included at cost and referred to as participations in these financial statements.

All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

TOTAL COST METHOD: The income statement has been presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

INTANGIBLE ASSETS: Intangible assets are valued at acquisition cost and are amortized over their respective useful lives (5 to 15 years).

PROPERTY, PLANT, AND EQUIPMENT: Property, plant, and equipment acquired is recorded on the basis of acquisition or manufacturing cost, including capitalized mine development costs and subsequently reduced by scheduled depreciation charges over the assets' useful lives as follows: buildings - 3 to 25 years, technical facilities and machinery - 4 to 33 years; and facilities, factory and office equipment - 5 to 10 years. Maintenance and repair costs are expensed as incurred. Depreciation is computed principally by the straight-line method over the expected useful lives of the assets. The amortization of mine development costs is provided on the basis of tonnage mined in relation to total estimated recoverable tonnage. Depreciation on additions during the first or the second half of the year are estimated using full-year or half-year rates, respectively. Low value items are expensed in the year of acquisition. Opportunities for special tax deductible depreciation are utilized for both book and tax purposes.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


INVESTMENTS: The long-term loans and investments are recorded at cost.

OVERBURDEN: Overburden represents the costs of removing the surface above a coal field subsequent to the initial opening of the field to the extent that the removal exceeds what is needed for the current year's coal extraction. These are costs incurred in advance in respect of future coal production. The overburden is valued on an average cost basis.

INVENTORY: Inventories are carried at the lower of average cost or market. Obsolescence provisions are made to the extent that inventory risks are determinable.

RECEIVABLES AND OTHER ASSETS: All receivables are valued at cost, reduced for appropriate valuation allowances.

CASH: Cash includes cash-on-hand, checks, bank accounts and time deposits.

INVESTMENT GRANTS: To support the acquisition of certain tangible assets, investment allowances and subsidies were granted by the German federal government and the states of Saxony and Saxony-Anhalt. The application, conditions and payments of investment grants are ruled by German law and several regulations and statements. Investment allowances and subsidies received and formally claimed are credited to the special item account. The special item is amortized into income over the normal operating useful lives of the underlying assets to which the allowances and subsidies relate.

ENVIRONMENTAL AND MINING PROVISIONS: Accruals for environmental and mining-related matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available.

LIABILITIES: Liabilities are shown at their repayment amounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of cash, accounts payable and receivable, short term borrowings approximates book value because of the short maturity period and interest rates approximating market rates.

SUPPLEMENTARY CASH FLOW INFORMATION: The company paid DM 0 income taxes in 1998, 1997 and 1996. Interest paid amounted to DM 26,523, DM 17,657 and DM 14,178 in 1998, 1997 and 1996, respectively.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


PER SHARE AMOUNTS: Per share amounts are not disclosed in the financial statements. MIBRAG is a nonpublic enterprise.

RECLASSIFICATIONS: Certain reclassifications have been made for consistent presentation.


NOTE C    SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED
          STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The MIBRAG consolidated financial statements comply with German GAAP, which differs in certain significant respects from U.S. GAAP. The significant differences that affect the consolidated net income and stockholders' equity of MIBRAG are set out below.


I. APPLICATION OF THE PURCHASE METHOD OF ACCOUNTING
   ------------------------------------------------

The German GAAP financial statements include the historical cost book values of assets transferred from a predecessor company.

The acquisition of 99 % of the shares in MIBRAG mbH on January 1, 1994 by MIBRAG B.V. was accounted for using the purchase method of accounting and the purchase price adjustments to the historical cost basis have been pushed down to MIBRAG mbH for purposes of the reconciliation to U.S. GAAP. The excess (DM 757.3 million) of the fair value of the net assets acquired over the purchase price was proportionally allocated to reduce the value assigned to non-current assets, excluding long-term investments.

The US GAAP financial statements also recognize purchase price adjustments for certain incremental transportation costs incurred by MIBRAG for lignite transportation to one of its major customers.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


II. NOTES TO SIGNIFICANT U.S. GAAP ADJUSTMENTS
    ------------------------------------------

1. Fixed assets other than financial investments
   ---------------------------------------------

The differences relate primarily to the following:

- In the U.S. opening balance sheet as of January 1, 1994, according to purchase accounting, fixed asset balances, other than financial assets, were adjusted to their fair market values. Related unamortized investment subsidies were also included in these adjustments as of January 1, 1994.
- As of January 1, 1994, the assets were reduced by the allocation of the difference between the net acquisition costs for the MIBRAG shares and the net fair market value of MIBRAG's assets and liabilities.
- Special accelerated depreciation for tax purposes is recorded in the German financial statements.
- The depreciation period of long term assets are based upon lives acceptable for German tax purposes, which differ from the useful lives for U.S. accounting purposes.

Upon disposal, the above differences also resulted in differing gains or losses on disposition.


Financial investment in MUEG
----------------------------

For German GAAP purposes, MIBRAG accounted for the investment in MUEG as of January 1, 1994 using the cost method. Under U.S. GAAP the book value was increased to account for the equity earnings that were not distributed to MIBRAG as of that date.


2. Relocation accruals
   -------------------

The US GAAP results recognized liabilities and deferred costs of DM 273 million at January 1, 1994 relocate four villages. The deferred costs are amortized in accordance with quantities of coal extracted. In accordance with German accounting principles such reserves and accruals for the relocation of villages can not be accrued earlier than 2 years prior to the relocation and such costs are not deferred.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)

3. Investment in power plants
   --------------------------

In 1995 and 1996, third party investors paid in DM 216 million into a MIBRAG subsidiary, MIBRAG Industriekraftwerke GmbH & Co. KG ("MI"), which operates three lignite-fired power plants. The investment is structured such that the third party investors obtain accelerated tax depreciation while retaining a put option to sell their investments back to MIBRAG at predetermined prices. The third party investments are considered additions to equity as minority interests for German GAAP, while these arrangements are accounted for as a financing in accordance with U.S. GAAP.


4. Transportation credits
   ----------------------

An acquisition related liability for US GAAP purposes is reduced by the amount of excess incremental transportation costs incurred by MIBRAG for certain lignite shipments. The acquisition related liability is not reflected in MIBRAG's German financial statements.


5. Interest capitalization
   -----------------------

Interest is expensed in the German financial statements, however interest expense related to qualified assets is capitalized and depreciated for U.S. GAAP purposes.


6. Receivables/payables at non-market interest rates
   -------------------------------------------------

Certain accounts receivables or loans payable are recorded in the German GAAP financial statements at their nominal values. Because these carry non-market interest rates, such receivables and payables were adjusted to their market values.


7. Overburden
   ----------

Overburden in the German financial statements includes capitalized depreciation based upon the historical costs. Because of the purchase accounting adjustments, a different amount of depreciation is capitalized in overburden in the U.S. GAAP financial statements. Additionally, overburden as of January 1 ,1994 was written down to fair value.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



8. Environmental and mining provisions
   -----------------------------------

The ratable accrued end-lake provision was reduced in 1998 based upon a new estimate of total costs to be incurred. For US purposes, this adjustment is accounted for prospectively.


9. Accrued liabilities
   -------------------

Certain mining and other accruals, which were provided for at January 1, 1994 in accordance with US GAAP purchase accounting, were not recorded in the German financial statements.


10. Other
    -----

Certain costs and income in the German financial statements are capitalized or deferred for U.S. GAAP purposes, respectively.


11. Unrealized security gains
    -------------------------

Unrealized security gains on available-for-sale securities are not accounted for under German GAAP, but would be recorded as other comprehensive income for U.S. GAAP purposes.


12. Deferred taxes
    --------------

The differences noted above result in temporary differences which, when combined with net operating loss carryforwards, would result in a net deferred tax asset of DM 310,582 and DM 309,600 at December 31, 1998 and 1997, respectively. Because of available negative evidence, a 100 % valuation allowance would have been recorded at each year-end. Because no net deferred taxes would be recorded for German or U.S. GAAP purposes, no adjustment to net income or shareholders' equity are listed in the following reconciliations.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


RECONCILIATION TO U.S. GAAP

The following is a summary of the significant adjustments to net income for 1998, 1997 and 1996 and to shareholders' equity at December 31, 1998 and 1997 which would be required if U.S. GAAP had been applied instead of German GAAP.



                                                                           YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------

                                                         NOTE        1998           1997            1996

                                                       ---------  ------------   ------------    ------------

Net loss as reported in the consolidated
       statement of operations under
       German GAAP                                                    -59,465        -56,040        -132,052

Adjustments required to conform with
U.S. GAAP:

       Long-term asset valuation                         (1)           86,971        111,854         143,280
       Relocation of villages                            (2)            7,659         12,044          46,803
       Investment in power plants                        (3)           -7,762         -8,330           7,208
       Transportation credits                            (4)           13,581         14,052          12,367
       Interest capitalization                           (5)            1,904           -359           4,549
       Receivable / payables at
           non-market interest rate                      (6)             -990         -7,497          -8,728
       Overburden                                        (7)            9,672         -2,582         -15,201
       Environmental and mining provisions               (8)          -35,507              -               -
       Other                                             (10)           8,292          5,273          -2,012

                                                                  ------------   ------------    ------------

NET INCOME IN ACCORDANCE WITH U.S. GAAP                                24,355         68,415          56,214
                                                                       ======         ======          ======

                         [DELOITTE & TOUCHE LETTERHEAD]



                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)





                                                                            AT DECEMBER 31,

                                                                 --------------------------------------------

                                                         NOTE            1998                   1997

                                                       --------- ---------------------  ---------------------
Shareholders' equity as in the
       consolidated balance sheet
       under German GAAP                                                      607,880                686,486

Adjustments required to conform with
       U.S. GAAP:

       Long-term asset valuation                         (1)                  184,244                128,114
       Relocation of villages                            (2)                   21,281                 10,032
       Investment in power plants                        (3)                 -169,022               -175,451
       Transportation credits                            (4)                        -                -13,581
       Interest capitalization                           (5)                    7,584                  5,680
       Loan at non-market interest rate                  (6)                    4,011                  5,001
       Overburden                                        (7)                 -169,838               -214,573
       Environmental and mining provisions               (8)                  -35,507                      -
       Accrued liabilities                               (9)                  -30,153                -30,153
       Other                                             (10)                 -17,346                -17,826
       Net unrealized security gains
       (net of income tax effects)                       (11)                   7,955                  4,363

                                                                 ---------------------  ---------------------
SHAREHOLDERS' EQUITY IN ACCORDANCE
WITH U.S. GAAP                                                                411,089                388,092


                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



NOTE D    CONCENTRATION OF CREDIT RISK AND LONG-TERM COAL
          SALES AGREEMENTS

MIBRAG mbH markets its coal principally to electric utilities in Germany. As of December 31, 1998 and 1997 accounts receivable from electric utilities totaled DM 67,490 and DM 72,994, respectively. Credit is extended based on an evaluation of the customer's financial condition, and collateral is not generally required. Credit losses are provided for in the financial statements and consistently have been minimal.

MIBRAG mbH is committed under several long-term contracts to supply raw brown coal and whirl fine coal to the Schkopau power station and the Lippendorf power station. Under the terms of the Schkopau Agreement, MIBRAG mbH may deliver annually up to 5.8 million tons of coal commencing 1995. The agreement will be in effect until 2010 with an option for the purchaser to extend the agreement for another 10 years. The price to be paid by the Schkopau power station is a fixed price adjusted by an annual escalation rate.

The Lippendorf Agreements provide for deliveries of up to 10 million tons per year from 1999 through 2040 with an option for the MIBRAG customers to extend for an additional 3 year period. These Agreements were closed with Vereinigte Energiewerke AG (VEAG), Berlin, and Bayernwerk AG, Munich, and replace the agreements on deliveries to the old power station at Lippendorf. The price to be paid by the Lippendorf power station is a base-price with escalation and adjustment based on quality of the coal delivered. The new Lippendorf power station is still under construction.

A substantial portion of the Company's coal reserves is dedicated to the production of coal for such agreements.

Sales to the three largest customers comprise, as a percentage of total sales, 64 %, 56 % and 57% in 1998, 1997 and 1996, respectively. Sales to the six largest customers comprise, as a percentage of total sales, 82 %, 81 % and 78 % in 1998, 1997 and 1996, respectively.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE E    INTANGIBLE ASSETS AND PROPERTY, PLANT AND EQUIPMENT

The group depreciation charges are as follows: DM 148,413 (1998), DM 166,949
(1997), and DM 201,362 (1996) including normal depreciation, unplanned depreciation and special tax depreciation in terms of section 4 of the German tax law, "Fordergebietsgesetz". According to that law certain tangible assets can be depreciated up to 50 % of the historical costs in the first five years of acquisition in addition to the normal depreciation. Special tax depreciation was DM 45,116, DM 60,509 and DM 97,998 in 1998, 1997 and 1996, respectively.

The major categories of fixed assets follow:

                                                                       DEC. 31, 1998           DEC. 31, 1997

                                                                    --------------------    ---------------------
Concessions, trade marks, patents and licenses
cost                                                                             27,398                   26,257
less: accumulated amortization                                                  (7,503)                  (5,535)
                                                                    --------------------    ---------------------

net book value                                                                   19,895                   20,722
                                                                                 ======                   ======


Property, plant and equipment
cost                   -        land and land rights                             73,886                   67,837
                       -        buildings                                       264,200                  236,707
                       -        strip mines                                      89,522                   54,460
                       -        technical equipment and
                                machinery                                     1,243,901                1,159,241
                       -        factory and office equipment                    205,689                  193,348
                       -        payments on account and
                                assets under construction                       102,378                   96,734
                                                                    --------------------    ---------------------
total cost                                                                    1,979,576                1,808,327

less: accumulated depreciation
                                                                            (1,243,344)              (1,163,574)
                                                                    --------------------    ---------------------

net book value                                                                  736,232                  644,753
                                                                                =======                  =======

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



NOTE F    PARTICIPATIONS (INCLUDING ASSOCIATED COMPANY)

MIBRAG's investment in MUEG Mitteldeutsche Umwelt- und Entsorgungs GmbH, Braunsbedra, ("MUEG") is accounted for using the equity method. MUEG was founded in 1990 and coordinates the waste disposal activities in the Central German brown coal area. The equity value as of December 31, 1998 is as follows:

                                                                                                     TDM
                                                                                            --------------------

                      Cost and contributions                                                             12,387
             +        Net profit share 1994-1998                                                         11,779
            ./.       Distributed profits share 1994-1997                                                11,809
            ./.       Proportionate elimination of intercompany profit (1997)                             1,089
                                                                                            --------------------

             =        Carrying amount "at equity" as of December 31, 1998                                11,268
                                                                                            ====================

Investments in seven other companies are accounted for at cost.


NOTE G    LOANS GRANTED TO PARTICIPATIONS

In 1995, MIBRAG sold its district heating network assets to a company in which it holds a participation. After deducting a down payment of DM 1.4 million, the balance is being repaid in equal installments of DM 733 over a period of 25 years. The interest rate is fixed at 5 per cent through 1999 and will be adjusted to the market rate at that time.

The fair market value of the loan was DM 15,400 and DM 16,133 at December 31, 1998 and 1997, respectively.

NOTE H    LONG-TERM INVESTMENTS

At year-end of 1997, the company held marketable debt securities with a cost and approximate fair value based on quoted market prices of DM 20 million. These securities were sold in March 1998.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)




NOTE I    OTHER LOANS

The other loans were granted to the third party investors in a subsidiary of MIBRAG mbH. These loans were financed by a borrowing from KfW (Kreditanstalt fuer Wiederaufbau). KfW granted MIBRAG mbH a loan of DM 103,000 due on December 30, 2005 at fixed interest rates between 6.26 % and 6.82 %. The balance of the loan as of December 31, 1998 amounted to DM 75,700. The loans to the new investors of the subsidiary of MIBRAG mbH were granted at the same conditions as those applicable to the loan between MIBRAG mbH and KfW.

NOTE J    OVERBURDEN

The reconciliation of the overburden costs is as follows (in million):



                                        Dec.31,1998                                Dec.31, 1997
                              tonnage               value                tonnage                  value
                            metric tons              DM                 metric tons                DM
                       --------------------    ---------------    ----------------------    -----------------

Profen                                18.5              146.0                      16.7                 126.2
Schleenhain                           12.8              115.7                      15.2                 140.7
Zwenkau                                4.2               37.2                       6.8                  60.1
                       --------------------    ---------------    ----------------------    ------------------

                                      35.5              298.9                      38.7                 327.0
                       ====================    ===============    ======================    ==================

The basis for the determination of the overburden is the total quantity of partially exposed raw brown coal.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)




NOTE K   TRADE RECEIVABLES

Trade receivables were disclosed in the balance sheet, net of allowances, as follows:


                                                                         Dec. 31,1998            Dec. 31,1997

                                                                    ------------------    --------------------

Trade receivables                                                              68,348                  74,017
Less allowances                                                                 (858)                 (1,023)

                                                                    ------------------    --------------------

                                                                               67,490                  72,994
                                                                           ==========             ===========


NOTE L   OTHER INVESTMENTS

At December 31, 1998 other investments were disclosed at an amount of DM 245.8 million. The balance consists of investment funds of MI
(DM 225.8 million), which were specially set up to reinvest the additional liquidity resulting from the entry of new investors into MI and of fixed-interest bonds (DM 20.0 million) purchased by MIBRAG mbH in March 1998.

Net dividends distributed by the investment funds were reinvested in 1997 and 1998. Realized gains of DM 10.1 million and DM 10.6 million were disclosed in interest income in 1997 and 1998, respectively. The fixed interest bonds were disposed of at book value in January 1999.


NOTE M   ACCRUALS FOR PENSIONS AND SIMILAR OBLIGATIONS

The provision relates primarily to briquette benefit claims of active employees on the basis of the collective agreement of November 9, 1993 in respect to allowances in kind. The entitlement does not vest and elapses with early termination of the working relationship or upon receipt of social plan benefits.

The calculation is based on an actuarial valuation which took into account the entitlement to the redemption value of DM 185.00 per metric ton of briquettes as specified in the collective agreement, the employees entitled to benefits as of December 31, 1998, and official demographic tables published in October 1998.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



In addition, pension obligations for early retirement benefits were accrued. These amounts have also been calculated on the basis of actuarial valuations.

NOTE N   TAXATION ACCRUALS


MIBRAG did not provide for income taxes under German GAAP because of net operating losses in 1996 through 1998. Deferred tax assets and liabilities have not been recorded because there are no significant differences between the German GAAP financial statement and the tax bases of the assets and liabilities.

The German corporation income tax rate on undistributed income is 45 %. Trade taxes on income are assessed at a rate of 14.9 %. The company has an effective tax rate of 0 % because the company has no taxable income and the recording of a deferred tax benefit for net loss carryforwards is prohibited under German GAAP.

At December 31, 1998 the Company had approximately DM 427 million net operating loss carry-forwards, which do not expire and may be applied against future taxable income.

NOTE O   ENVIRONMENTAL AND MINING PROVISIONS

The following is a summary of environmental and mining provisions:




                                                                    Balance as of            Balance as of
                                                                     Dec. 31,1998             Dec. 31,1997

                                                                 --------------------    ----------------------

1)  End-lake provision                                                       259,511                   291,492
2)  Provision for environmental pollution                                      9,975                     9,975
3)  Landscaping                                                               15,375                    14,040
4)  Planting                                                                  10,247                    11,656
5)  Relocation of villages                                                    39,764                    51,673

                                                                 --------------------    ----------------------

                                                                             334,872                   378,836
                                                                 ====================    ======================

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



1) END-LAKE PROVISION

The duty of reclaiming mining fields can be derived from the obligation specified in section 2 of the Bundesberggesetz (BBergG) - Federal Mining Law. In terms thereof, a mine closure plan must be prepared (section 53 BBergG) for termination of surface mining. In this plan the actions must be described to protect third parties from dangers caused by the mining operation and to ensure the reusefulness of the earth surface (section 51 BBergG).

The duty of reclaiming of the mining fields applies to MIBRAG in respect to the mines Profen and Schleenhain. Based on section 4 (3) of the operating lease agreement dated December 17, 1993 with MBV, a state-owned company responsible for reclamation of closed mines in the east German region, MIBRAG is exempted from this duty in respect to the Zwenkau mine.

The mining field reclamation of the Profen and Schleenhain mines after the ceasing of production is planned for 2029-2046 and 2041-2073, respectively. A legally binding closure plan laying down the principles for action plans in accordance with the BBergG is normally approved two years in advance to the commencement of production by the relevant mining authorities. The liability to reclaim the area exists from the start of mining activities. In each year of coal extraction the reclamation costs are accrued ratably using the relation of the coal mined to the total coal mine volume.

The calculation of the total cost for reclaiming mining fields has been made on the basis of an expert opinion and estimations on the basis of current prices. During the current year a new expert opinion on to the reclamation costs of the end-lake Schleenhain was completed with cost lower than originally estimated. The overaccrued amount was released to income this year.

The end-lake costs consist mainly of cost for reconstruction, bank reinforcement, dewatering and watering.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


2) PROVISION FOR ENVIRONMENTAL POLLUTION ("ALTLASTEN")

This provision for the clean-up/safeguarding of "Altlasten" is determined in respect to disposals sites and old locations of MIBRAG mbH in refinement and mining areas on which waste deposits can be found.

The duty for clean-up results from the waste disposal laws of Saxony and Saxony-Anhalt, in terms of which the subsequent use of the mine area must be possible without problems. The obligation to avoid danger results from the general applicable law of Germany and the individual states. A danger in terms of definitions established by police authorities exists when a danger affects the surrounding area.

The company has listed areas that are suspect to contamination in a land register.The obligation at the accrued amount is derived from article 19.3 of the purchase and sales agreement. Qualifying costs that exceed the provision are to be reimbursed by the Bundesanstalt fuer vereinigungsbedingte Sonderaufgaben
(BvS)

3) LANDSCAPING

This provision includes costs for reclaiming disposal areas and leveling the area outside the embankments. These costs relate solely to continuous landscaping, while cost for closing down landscaping are included in the end-lake provision.

The duty results from the "Bundesberggesetz", which states that land must be made reusable during production and after production has ended (sections 55, 2, 4 BBergG).

The provision for landscaping has been recalculated as of December 31, 1998 and 1997, based on the special strategic plans, recultivation plans for Profen and Schleenhain, the strategic plan for the Zwenkau mine, internal budget documentation as well as documentation prepared by the cost accounting department.

The strategic plans categorize the disposal areas according to future usage plans, e.g. agricultural or foresting uses and special uses (roads, flood areas, recreation etc.). The cost estimation has been prepared by the recultivation department based on use, technology, period of recultivation and expenses for material, personnel and equipment utilizing generally used market prices.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



4) PLANTING

Provision is made for costs in connection with temporary planting as of December 31, 1998 and 1997.

The duty for planting results from the environmental protection clauses contained in the general and mine closure strategic plans. Legal basis are the "Bundesberggesetz" (sections 55 and 66) and the "Bundesimmissionsschutzgesetz" (Federal Emission Law). The "Bundesberggesetz" determines that preventative measures must also be taken at the time of mining and the "Bundesimmissionsschutzgesetz" determines that mines have to be operated in such a way that harmful environmental effects are avoided, if prevention is technologically practicable.

The quantification results from the surveyed areas that have been used for disposal purposes and that have not been finally planted and the border embankments that have not been planted. Open cast areas have to be planted at the difference between actual and technically required areas. Temporary planting reduces dust pollution and earth erosion.

5) RELOCATION OF VILLAGES

The provision for relocation of villages is in respect to the relocation of municipalities, which is necessary for the expansion of the Profen and Schleenhain mines.

The obligation is determined by agreements that have been reached with the relevant municipalities. In addition the company has expressed through its appearance in the public that the relocations will take place at a specified date, which has created a factual obligation to fulfill.

The calculation of the provision is based on a method that has been accepted by the taxation authorities in western Germany for the Rhine brown coal area. This method takes into account the cost for project planning, infrastructural development, cemetery relocation, demolition and landmark preservation. The provision is built up in equal annual amounts, commencing two years before the relocation starts and ending in the middle of the relocation year.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)






NOTE P   OTHER ACCRUALS

Accrued liabilities are as follows:


                                                                         Balance as of          Balance as of
                                                                         Dec. 31, 1998          Dec. 31, 1997

                                                                      -------------------   ---------------------

1)  Severance payments                                                            24,220                  25,700

                                                                      -------------------   ---------------------
2)  Personnel expenses
    - Employment anniversaries                                                     2,566                   2,188
    - Vacation, contractually agreed free shifts and credits on
      annual work-time accounts outstanding at year-end                              850                     417
    - Equalization amount in terms of the
      Act on Handicapped Persons                                                     244                     211
                                                                      -------------------   ---------------------

                                                                                   3,660                   2,816

                                                                      -------------------   ---------------------

3)  Remaining accruals                                                            19,092                  10,395

                                                                      -------------------   ---------------------

                                                                                  46,972                  38,911
                                                                      ==================    ====================


1) SEVERANCE PAYMENTS

Basis for the provisions are the social plan framework agreements in which the measures for the personnel adjustments are defined. The provisions relate primarily to payments to 414 employees, who have been terminated as of March 31, 1998.

The employees are entitled to a one-time severance payment if the company initiates termination or in the case of retrenchments. The severance payments are limited to DM 50 per person. Employees participating in early retirement programs are entitled to additional compensation, mainly for the reduction in statutory pension payments due to early retirement.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



2) PERSONNEL EXPENSES

MIBRAG mbH grants awards in recognition of long service in the company, based on the collective bargaining agreement dated January 1, 1992 and the company agreement dated October 1, 1995. The employees are entitled to financial awards, which increase in proportion to their employment periods. The valuations of the benefits were based on actuarial valuations taking into account commercial principles. Since a reduction in the personnel force is anticipated, the obligation has only been accrued for if the person has been employed by MIBRAG mbH for at least 10 years.

The liability for vacation and contractually agreed free shifts arises from the days and shifts outstanding at balance sheet dates, which have been determined for each employee.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)




3) REMAINING PROVISIONS

Composition:
                                                                       Balance as of           Balance as of
                                                                       Dec. 31, 1998           Dec. 31, 1997

                                                                    ---------------------   ---------------------

Outstanding invoices                                                               5,498                   2,459
Mine damages                                                                       3,500                   3,500
Water usage fees                                                                   2,509                   2,271
Compensation to municipalities                                                     2,500                       -
Professional service and litigation                                                1,803                     704
Deferred maintenance                                                               1,392                       -
Others                                                                             1,890                   1,461
                                                                    ---------------------   ---------------------

                                                                                  19,092                  10,395
                                                                    ====================    ====================


NOTE Q   LONG-TERM DEBT

Long-term debt consists of the following:
                                                                        Dec. 31, 1998           Dec. 31, 1997
                                                                     --------------------     -------------------
a) Loans to finance the power stations
   -     construction of the power station of Waehlitz                           132,269                 139,230
   -     modernization of the power stations in Deuben and Mumsdorf
   -     finance the additional paid-in capital by the                           110,768                 120,000
         investors of MI
b) Loans to finance the Schleenhain mine investments                              75,700                  80,400
c) Loans for home construction                                                   120,000                       -
d) Deferred interest                                                               6,441                   5,647
                                                                                     779                       -
                                                                     --------------------     -------------------

                                                                                 445,958                 345,277
                                                                     ===================      ==================

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



To a)

These liabilities refer on one hand to three loans from the Kreditanstalt fur Wiederaufbau, Frankfurt/Main:

The first loan was granted by contract, dated December 9, 1992, for the construction of a raw brown coal powered industrial power station in Waehlitz of DM 139,230. The interest rate has been fixed at 7 % p.a. until December 9, 2002, 5 % thereof is borne by the Federal Department of Environmental Affairs, for the first 5 years. The loan period is 25 years. The repayments in 40 equal amounts commence from June 30, 1998.

On April 3, 1995 two additional loan agreements were closed with Kreditanstalt fur Wiederaufbau (KfW).

    One of these contracts was granted for partially financing the modernization and reshaping of both industrial power plants in Deuben and Mumsdorf. DM 120,000 of the total loan amount of DM 134,000 have been called up as of December 31, 1998. The loan period is 16 years, thereof the first three years without repayments. The redemption period is 13 years starting on December 31, 1998.


    The interest rates are as follows:

               Amount                       Interest rate (%)                         Fixed until

    ---------------------              ----------------------------      ---------------------------------------

                  64,615                                      6.80                             January 12, 2006
                  18,461                                      6.18                             January 30, 2007
                  18,461                                      6.25                             January 20, 2007
                   9,231                                      6.04                            December 30, 2007

    ---------------------              ----------------------------      ---------------------------------------


                 110,768
    ====================

    The second loan contract was closed to partially finance the limited partner capital contribution of the new investors in MI. The redemption period is 13 years. In 1996, the loan was fully called up by MIBRAG. In 1998, DM 4,700 were redeemed, so that the balance as of December 31, 1998 amounts to DM 75,700.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)




    The interest rates are as follows:

               Amount                       Interest rate (%)                         Fixed until

    ------------------------------     ----------------------------      ---------------------------------------

                           60,419                             6.67                                         2005
                            8,682                             6.82                                         2005
                            3,928                             6.26                                         2005
                            2,671                             6.76                                         2005

    ------------------------------     ----------------------------      ---------------------------------------

                           75,700
    ==============================


    The interest rates after 2005 will be adjusted to the market rate at that time.

Interest  expense for the three loans  amounted to DM 23.8 million,  DM
17.4 million and DM 14.1  million in 1998,  1997,  and 1996, respectively.

To b)

In 1997 and 1998, loan contracts were closed with four credit institutions to finance the investments in the Schleenhain mine, especially the construction of the blending yard and environmental measures for the conveyor belts. In 1998 DM 120,000 were called up at the following conditions:


     Credit institutions            Date of         Date of        Amount       interest     redemption period
                                   contract         payment                       rate
-------------------------------  --------------  ---------------  ----------  ------------- --------------------

- Landeskreditbank Baden-
  Wuerttemberg, Karlsruhe          Dec.16,1997      Sep.30,1998      50,000         5.31 %      until Dec. 2009
- Bayerische Landesbank
  Girozentrale, Munich             Nov.17,1997     June 10,1998      50,000         5.40 %      until Dec. 2009
- Deutsche Bank AG, Zeitz          Sep.16,1998      Oct.15,1998      10,000         4.75 %      until Dec. 2009
- Deutsche Ausgleichsbank,
  Bonn                             Aug.17,1998      Sep.17,1998      10,000         4.25 %      until March 2008


                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


To c)

The loans for home construction were granted by the Deutsche Bank AG and the Nord LB for relocation-related home construction purposes in Hohenmoelsen.

The increase in trade payables (TDM 9.001) mainly results from the invoices for investments in the Schleenhain mine.


The other liabilities refer to:

                                                                        Dec.31, 1998            Dec.31, 1997

                                                                    ---------------------   ---------------------

Usage reimbursement for the mining rights                                         16,367                  19,848
Wages and salaries                                                                 7,450                   8,388
Tax lease                                                                          6,050                   8,036
Social security contributions                                                      5,321                   5,783
Tax authorities                                                                    2,542                   2,603
Others                                                                             2,766                   2,486
                                                                    ---------------------   ---------------------

                                                                                  40,496                  47,144
                                                                    ====================    ====================


The payables due to the tax lease model relate to the equity commission and management fees.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)


NOTE R   MATURITY PERIODS OF LIABILITIES

The maturity periods of liabilities are as follows:


                                           Liabilities      Trade      Payables       Other          Total
                                               to         payables        to        payables
                                            banks *)                   partici-
                                                                       pations
                                           ------------  ------------  ----------  ------------  ---------------

Balance as of Dec. 31, 1997                    345,277        42,499       1,984        47,142          436,802
  thereof: maturity period
           -  up to 1 year                      21,345        38,325       1,984        39,157          100,811
           -  1-5 years                         98,178         4,174           -         4,355          106,707
           -  more than 5 years                225,754             -           -         3,630          228,384

Balance as of Dec. 31, 1998                    445,957        51,501       2,843        40,143          540,444
  thereof: maturity period
           - up to 1 year                       23,736        47,476       2,843        33,717          107,772
           - 1-5 years                         119,293         4,025           -         3,401          126,719
           - more than 5 years                 302,928             -           -         3,025          305,953


*) Liabilities to banks are fully secured by mortgages



NOTE S   COMMITMENTS AND CONTINGENCIES
                                                                                  At December 31,
                                                                    ---------------------------------------------
                                                                            1998                     1997
                                                                    ---------------------     -------------------
Guarantees for indebtedness of others                                              38,668                  61,946
Other contractualobligations                                                      178,200                 304,300


The other contractual obligations refer to long terminvestment projects in the mines Profen and Schleenhain.

                         [DELOITTE & TOUCHE LETTERHEAD]


                   MITTELDEUTSCHE BRAUNKOHLENGESELLSCHAFT MBH
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (IN THOUSANDS OF DM)



MIBRAG leases office equipment and railway-carriages, expiring at various dates. Rental and lease expenses amounted to DM 1,666, DM 2,502 and DM 2,355 in the years ended December 31, 1998, 1997 and 1996, respectively. The future minimum lease payments under operating leases are as follows: 1999: DM 442; 2000: DM 252; 2001: DM 252, 2002: DM 252, and no obligations thereafter.

NOTE T   RELATED PARTY TRANSACTIONS

Between MIBRAG and two subsidiaries of the common parent companies NRG Energy Inc., Morrison-Knudsen Corp. and PowerGen plc., agreements for consulting and management services were closed in respect to the mining operations and the refinement facilities.

These contracts determine certain consultancy services to be provided by the two subsidiaries Morrison-Knudsen Deutschland GmbH (MKD) and Saale Energie Services GmbH (SES) to MIBRAG or its subsidiaries.

MIBRAG is obliged to determine and pay the cost-related remuneration for these services. Expenditures for MIBRAG were as DM 19,583, DM 20,225 and DM 26,290 for 1998, 1997 and 1996, respectively.

NOTE U SETTLEMENT AGREEMENT

MIBRAG B.V., MIBRAG mbH and BvS, as the former shareholder of the MIBRAG AG, entered into a settlement agreement which resulted in the payment of DM 15,942 by BvS to MIBRAG mbH for the undercapitalization of one of the power plants, which was included in the split-up to MIBRAG on December 31, 1993. The undercapitalization claim was raised by MIBRAG B.V. as the purchaser of the shares in MIBRAG mbH, because a loan for power plant financing was called up early in 1993, not in accordance with the loan contract.

The settlement of the claim by MIBRAG B.V. to BvS was accounted for as a 1996 capital contribution from MIBRAG B.V. to MIBRAG mbH, which resulted in an increase in the additional paid-in capital by DM 15.942 million.



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